Exhibit 11

                             COMPUTER TELEPHONE CORP
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)




                                                       THREE MONTHS ENDED                         SIX MONTHS ENDED

                                              September 30,         September 30,         September 30,         September 30,
                                                  1995                  1994                  1995                  1994
                                              -------------         -------------         -------------         -------------
PRIMARY

Average shares outstanding                           4,684                 3,756                 4,679                 3,752
Net effect of stock options, if dilutive,
   based on the treasury stock method
   using the average market price                      576                   484                   519                   426
                                               -----------           -----------           -----------           -----------
                                        Total        5,260                 4,240                 5,198                 4,178

Net income                                     $       949           $       333           $     1,638           $       470
                                               -----------           -----------           -----------           -----------

Net income per share                           $      0.18           $      0.08           $      0.32           $      0.11
                                               -----------           -----------           -----------           -----------

FULLY DILUTED

Average shares outstanding                           4,684                 3,756                 4,679                 3,752
Net effect of stock options, if dilutive,
   based on the treasury stock method
   using the period-end market price                   604                   536                   551                   465
                                                ----------            ----------            ----------            ----------
                                        Total        5,288                 4,292                 5,230                 4,217

Net income                                     $       949            $      333           $     1,638           $       470
                                               -----------            ----------           -----------           -----------

Net income per share                           $      0.18            $     0.08           $      0.31           $      0.11
                                               -----------            ----------           -----------           -----------

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.


                                                 COMPUTER TELEPHONE CORP.



Date:     October 30, 1995                           /S/  ROBERT FABBRICATORE
     --------------------------                      ---------------------------
                                                       Robert Fabbricatore
                                                       Chairman and President



Date:    October 30, 1995                            /S/  JOHN D. PITTENGER
      ---------------------------                    ---------------------------
                                                       John D. Pittenger
                                                       Treasurer